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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263


                    FINAL TERMS NO. 1735 DATED 5 OCTOBER 2007


                         QUEENSLAND TREASURY CORPORATION


                   ISSUE OF A$ $10,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013, CURRENTLY TOTALING A$2,394,087,000.00 (A$1,766,887,000.00 INCLUDING BUY BACKS)


                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.


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1.   (i)    Issuer:                         Queensland Treasury Corporation

     (ii)   Guarantor:                      The Treasurer on behalf of the Government of Queensland

2.          Benchmark line:                 2013
                                            (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 August,
                                            2013 , ISIN US748305BD00)

3.          Specific Currency or            AUD ("A$")
            Currencies:

4.   (i)    Issue price:                    97.672%

     (ii)   Dealers' fees and               No fee or commission is payable in respect of the issue of the bond(s) described in
            commissions paid by  Issuer:    these final terms
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                                            (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore
                                            Fixed Interest Distribution Group Operational Guidelines.

5.          Specified Denominations:        A$1,000

6.   (i)    Issue Date:                     10 OCTOBER 2007

     (ii)   Record Date (date on and from   6 February/6 August. Security will be ex-interest on and from 7 February/7 August.
            which security is Ex-interest):

     (iii)  Interest Payment Dates:         14 February/14 August

7.          Maturity Date:                  14 August 2013

8.          Interest Basis:                 6 per cent Fixed Rate

9.          Redemption/Payment Basis:       Redemption at par

10.         Change of Interest Basis or     Not Applicable
            Redemption/Payment Basis:

11.  (i)    Status of the Bonds:            Senior and rank pari passu with other senior, unsecured debt obligations of QTC

     (ii)   Status of the Guarantee:        Senior and ranks pari passu with all its other unsecured obligations

12.         Method of distribution:         Non-syndicated

              PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

     (i)    Rate(s) of Interest:            6 percent per annum payable semi-annually in arrears

     (ii)   Interest Payment Date(s):       14 February and 14 August in each year up to and including the Maturity Date

     (iii)  Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount

     (iv)   Determination Date(s):          Not Applicable
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       (v)  Other terms relating to the     None
            method of calculating interest
            for Fixed Rate Bonds:

                      PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified Denomination (N.B. If the Final Redemption Amount
                                            is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the
                                            Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.         Early Redemption Amount(s)      Not Applicable
            payable on redemption for
            taxation reasons or on event
            of default and/or the method
            of calculating the same:

                 GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                  Permanent Global Note not exchangeable for Definitive Bonds

17. Additional Financial Centre(s) Not Applicable or other special provisions relating to Payment Dates:

18.         Talons for future Coupons or    No
            Receipts to be attached
            to Definitive Bonds (and dates
            on which such Talons mature):

19.         Other terms or special          Not Applicable
            conditions:

                                DISTRIBUTION

20.  (i)    If syndicated, names and        Not Applicable
            addresses of Managers and
            underwriting commitments:

     (ii)   Date of Dealer Agreement:       05 OCTOBER 2007 (the "Trade Date")

     (iii)  Stabilizing Manager(s)          Not Applicable
            (if any):
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21.         If non-syndicated, name and     THE TORONTO-DOMINION BANK
            address of relevant Dealer:     LEVEL 24
                                            9 CASTLEREAGH ST
                                            SYDNEY NSW 2000

22.         Whether TEFRA D or TEFRA C      TEFRA Not Applicable
            rules applicable or TEFRA
            rules not applicable:

23.         Additional selling              Not Applicable
            restrictions:
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   ---------------------------------
               Duly authorized

                           PART B - OTHER INFORMATION
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1.   LISTING AND ADMISSION TO TRADING

(i)  Listing:                               Bourse de Luxembourg.

(ii) Admission to trading:                  Application has been made for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.   RATINGS

     Ratings:                               The bonds to be issued have been rated:

                                            S&P:              AAA
                                            Moody's:          Aaa

                                            An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard &
                                            Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.
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                                            Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES


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(i)    Reasons for the Offer:               See "Use of Proceeds" section in the prospectus supplement.

(ii)   Estimated net proceeds:              Not Applicable.

(iii)  Estimated total expenses:            Not Applicable.

5.     YIELD

       Indication of yield:                 6.68%


                                            Calculated as 7 basis
                                            points less than the yield
                                            on the equivalent A$
                                            Domestic Bond issued by
                                            the Issuer under its
                                            Domestic A$ Bond Facility
                                            on the Trade Date.

                                            The yield is calculated on
                                            the Trade Date on the
                                            basis of the Issue Price.
                                            It is not an indication of
                                            future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                           US748305BD00

(ii)   Common Code:                         014569359

(iii)  CUSIP Code:                          748305BD0

(iv)   Any clearing system(s) other than    Not Applicable
       Depositary Trust Company, Euroclear
       Bank S.A./N.V. and Clearstream
       Banking, societe anonyme and the
       relevant identification number(s):

(v)    Delivery:                            Delivery free of payment

(vi)   Names and addresses of additional    Not Applicable
       Paying Agent(s) (if any):
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